Consent of Counsel

I consent to the inclusion of the reference to my opinion under Kansas law under the caption "Legal Matters" in the Prospectuses included in Post-Effective Amendment No. 9 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-41180) and Amendment No. 23 to the Registration Statement under the Investment Company Act of 1940 (Form N-4 No. 811-10011) for Security Benefit Life Insurance Company Variable Annuity Account XIV - AdvanceDesigns Variable Annuity, Variable Annuity Account XIV - AEA Valuebuilder Variable Annuity, Variable Annuity Account XIV - NEA Valuebuilder Variable Annuity, Variable Annuity Account XIV - SecureDesigns Variable Annuity, and Variable Annuity Account XIV - Security Benefit Advisor Variable Annuity.


Amy J. Lee
Topeka, Kansas
April 27, 2007